UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 1, 2021

Commission File Number:  001-32420

Charlie's Holdings, Inc.
(Exact name of registrant as specified in its charter.)

Nevada	84-1575085
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1007 Brioso Drive, Costa Mesa, California 92627
(Address of principal executive offices)

949-203-3500
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
N/A	CHUC	N/A

Item 1.01 Entry into a Material Definitive Agreement

See Item 5.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2021, the Board of Directors of Charlies Holdings, Inc. (the "Company") entered into an Employment Agreement (the "Agreement") with Henry Sicignano III, MBA, pursuant to which the Company appointed Mr. Sicignano to serve as President of the Company.  A copy of the press release announcing Mr. Sicignano’s appointment is attached to this Current Report on Form 8-K as Exhibit 99.1.

Prior to joining the Company, Mr. Sicignano, age 53, held multiple positions, including Chief Executive Officer of 22nd Century Group, Inc. (NYSE American:  XXII), a plant-based biotechnology company that is focused on tobacco harm reduction, very low nicotine content tobacco, and hemp/cannabis research from March 2015 through July 2019. He also served as President and as a member of the Board of Directors with 22nd Century from January 2011 through July 2019. In addition, from December 2014 to August 2018, Mr. Sicignano served on the Board of Directors of Anandia Laboratories, Inc., a cannabis-focused science company that was sold to Aurora Cannabis (NYSE: ACB). Mr. Sicignano holds a B.A. Degree in Government from Harvard College and an M.B.A. Degree from Harvard University.

Pursuant to the Agreement, Mr. Sicignano will serve as President for an initial period of two years, renewable on an annual basis unless earlier terminated by the Company or Mr. Sicignano. Mr. Sicignano's initial base salary will be $200,000 (the "Base Salary"), until December 31, 2021, at which such time the Base Salary will be increased on an annual basis, in an amount to be determined by the Company. In addition, Mr. Sicignano is also entitled to an annual cash bonus based upon satisfactory achievement of personal performance objectives and business performance objectives as may be determined by the Company, and other customary benefits offered to similarly situated employees of the Company.

In addition, Mr. Sicignano will receive a one-time a restricted stock award of 150.0 million restricted shares of the Company (the "RSA"). The RSA will be no longer subject to forfeiture as follows, subject to acceleration upon certain events: (i) 75.0 million shares will no longer be subject to forfeiture on April 1, 2022, and (ii) 75.0 million shares will no longer be subject to forfeiture on April 1, 2023. Further, the Agreement provides that the “unvested” RSA will no longer be subject to forfeiture, as well as certain severance payments, upon the occurrence of various events, including, but not limited to termination of Mr. Sicignano’s employment without Good Reason (as such term is defined in the Agreement) and, in certain circumstances, upon a Change of Control (as such term is defined in the Agreement).

The preceding description of the Agreement does not purport to be complete and, instead, is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charlie's Holdings, Inc.

Date: April 6, 2021	By:	/s/ David Allen
David Allen
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, dated April 1, 2021, by and between Charlie's Holdings, Inc. and Henry Sicignano
99.1	Press Release issued by Charlie’s Holdings, Inc., dated April 6, 2021